EXHIBIT 23.1

    Consent of Independent Auditors

The Board of Directors
MedicaLogic/Medscape, Inc.:

    We consent to the use of our Independent Auditors' Report dated February 26, 2001 except for Note 1(c) as to which the date is November 27, 2001, relating to the consolidated balance sheets of MedicaLogic/Medscape, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the Registration Statement on Form S-3/A, dated on or about November 30, 2001, of MedicaLogic/Medscape, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Portland, Oregon
November 30, 2001

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